EXHIBIT 99.1

Armada Oil announces successful drilling results in The Hanna Basin, Carbon County, Wyoming

Dallas, TX, September 8, 2014: Armada Oil, Inc. (“Armada” or, the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, today announced that it has successfully completed the drilling to contract depth of the Bear Creek #1 well Carbon County, Wyoming.  The well was drilled to a total vertical depth (TVD of 8,921 feet, which is approximately 150 feet beneath the base of the Casper/Tensleep Formation as required by the Company’s farmout agreement with Anadarko E & P Onshore, LLC and Anadarko Land Corp. (“Anadarko”).

An independent third-party log analysis of wireline logging data indicates that a total of 355’ feet of potential crude oil pay was discovered in multiple reservoirs, including 150 feet of potential pay from three benches in the unconventional Niobrara Shale Formation and 205 feet of potential pay in multiple conventional reservoirs, including the Sundance, Muddy and Casper/Tensleep Formations. The Sundance, Muddy and Casper/Tensleep are known to be productive reservoirs in the local area.

The Sundance Formation has produced approximately 970,000 barrels of oil to date and substantial amounts of fresh water from 35 net feet of pay from a single well bore in an adjacent fault block, less than one mile to the southwest.  The Bear Creek #1 encountered 40 feet of potential net pay in the Sundance.  Gross potential reserves from the Sundance have not yet been determined and will depend on production tests to determine the water cut at this location.  Any produced water from the Sundance is expected to be extremely fresh, therefore, water disposal costs are expected to be nominal.

The Muddy Formation has been a prolific producer in the Rock River Field, located approximately ten miles to the east southeast of the Bear Creek # 1.  The Rock River Field has produced over 41 million barrels of oil from multiple formations.

The Casper/Tensleep Formation has produced approximately 373,000 barrels of oil from two wells in the Pass Creek Field located approximately three miles to the southwest of the Bear Creek #1 location.  In addition, the Sundance and Casper/Tensleep Formations have combined to produce over 8.5 million barrels of oil and 14.4 billion cubic feet of gas in the Big Medicine Bow Field, located approximately six miles northeast of the Bear Creek #1.

Armada collected extensive science and formation data over the Niobrara Shale in this well.  This data will be invaluable in planning the multi-well development of the Niobrara Shale on the Company’s acreage position.  The Company plans to develop multiple benches in the Niobrara Shale via a horizontal drilling program with the potential for as many as twelve horizontal wells per section.  Reserve estimates for the Niobrara and other additional pay zones as well as a specific completion plan for the Bear Creek #1 will be developed as analysis of the data progresses.

Based on published reports regarding horizontal Niobrara wells in northern Colorado and eastern Wyoming, potential reserves per well from the Niobrara could be upwards of 300,000 to 500,000 barrels of oil equivalent (BOE) with liquids ratios of 60% to 80%, although there can be no guarantees that the Company will achieve these numbers.

The Company’s farmout agreement with Anadarko covers approximately 9,800 net mineral acres in Carbon County, Wyoming.  In 2012, Armada shot a 3D seismic survey over the entire prospect area.  Armada’s drilling of the Bear Creek #1 satisfies the Company’s first drilling obligation under the farmout agreement.  Additional drilling is expected in early 2015.

“An initial test/science well in a new project area will always provide unexpected variables and challenges, and the Bear Creek #1 was no different.  Our drilling and technical team overcame each of these challenges as they presented themselves along the way and I am extremely proud of the job that they did,” said Randy M. Griffin, CEO of Armada Oil, Inc.  “It was important to us to gather as much science and formation data as we could in this well and I believe we were successful in that regard.  This information will be invaluable in planning not only the most advantageous completion plan for this well, but also in developing a long term drilling plan for the project acreage,” added Mr. Griffin

About Armada Oil, Inc.

Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties.  The Company’s assets include a portfolio of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana and in Woodson County, Kansas.  In addition, the Company controls a strategic acreage position in the liquids-rich Niobrara Play in southeastern Wyoming and has producing/developmental properties in Wyoming County, NY.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil, Inc.
972-490-9595
investorrelations@armadaoil.us

Stonegate, Inc.
Casey Stegman
1-214-987-4121
casey@stonegateinc.com